Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 20-F of our report dated 11 March 2022, relating to the financial statements of GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited. We also consent to the reference to us under the heading “Statements by Experts” in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

1 June 2022